EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ames National Corporation
Ames, Iowa

We consent to the incorporation by reference in Registration Statement No. 333-89772 on Form S-8 related to our audits of the consolidated financial statements, of Ames National Corporation of our report, dated January 20, 2006 appearing in this Annual Report on Form 10-K of Ames National Corporation for the year ended December 31, 2006.

/s/ McGladrey & Pullen LLP

Des Moines, Iowa
March 15, 2007